Exhibit 3.1

NEWLAKE CAPITAL PARTNERS, INC.

ARTICLES SUPPLEMENTARY

NewLake Capital Partners, Inc., a Maryland corporation (the “Corporation”), hereby certifies to the State Department of Assessments and Taxation of Maryland that:

FIRST: Under a power contained in Section 5.3 of Article V of the charter of the Corporation (the “Charter”), the Board of Directors of the Corporation (the “Board of Directors”), by duly adopted resolutions, approved the reclassification of all 125 authorized but unissued shares of the Corporation’s 12.5% Series A Redeemable Cumulative Preferred Stock, $0.01 par value per share (the “Series A Preferred Stock”), as shares of preferred stock, $0.01 par value per share (the “Preferred Stock”), without designation as to class or series.

SECOND: The Preferred Stock classified as set forth above shall have the preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends and other distributions, qualifications, and terms and conditions of redemption of shares of Preferred Stock as set forth in the Charter.

THIRD: The foregoing shares of the Series A Preferred Stock have been reclassified and designated as Preferred Stock by the Board of Directors under the authority contained in the Charter.

FOURTH: These Articles Supplementary have been approved by the Board of Directors in the manner and by the vote required by law. The total number of authorized shares of capital stock of the Corporation will not change as a result of these Articles Supplementary.

FIFTH: Upon effectiveness of these Articles Supplementary, the total number of shares of capital stock which the Corporation has authority to issue is 500,000,000 shares, $0.01 par value per share, consisting of 400,000,000 shares of common stock, $0.01 par value per share, and 100,000,000 shares of Preferred Stock. The aggregate par value of all shares of stock having par value is $5,000,000.

SIXTH: The undersigned officer of the Corporation acknowledges these Articles Supplementary to be the corporate act of the Corporation and, as to all matters or facts required to be verified under oath, the undersigned officer acknowledges that, to the best of such officer’s knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties of perjury.

IN WITNESS WHEREOF, the Corporation has caused these Articles Supplementary to be executed in its name and on its behalf by its Chief Executive Officer and President and attested to by its Chief Financial Officer, Treasurer and Secretary on this 15th day of September, 2022.

ATTEST:	NEWLAKE CAPITAL PARTNERS, INC.

By:	/s/ Lisa Meyer	By:	/s/ Anthony Coniglio
Name:	Lisa Meyer	Name:	Anthony Coniglio
Title:	Chief Financial Officer, Treasurer and	Title:	Chief Executive Officer and President
Secretary

Signature Page – Articles Supplementary (Reclassification of Series A Preferred Stock)